Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation Releases Fiscal 2007 Fourth Quarter Results
Jackson, Mich.-(Business Wire)-Sept. 17, 2007-BDO Seidman LLP, auditors for Electronic Manufacturing Service (EMS) provider, Sparton Corporation (NYSE:SPA), have completed their audit for the fiscal year ended June 30, 2007.
Net sales for the fourth quarter of fiscal 2007 were $50,987,000, consistent with net sales of $50,503,000 for the same period in fiscal 2006. Fourth Quarter sales were impacted by unexpected delays on several new program start ups. Net sales for the year ended June 30, 2007, totaled $200,086,000, an increase of $29,281,000 (17%) from fiscal 2006. Government sales for fiscal 2007 totaled $29,677,000, a decrease of $12,859,000 from fiscal 2006, primarily due to the impact of design or rework issues on several sonobuoy production contracts resulting from failed sonobuoy drop tests early in the year. During fiscal 2007, there were approximately $22 million of governmental sales with no or minimal margin. While overall sonobuoy sales were well below expectation, recent sonobuoy tests have shown improvement. Industrial sales, which include gaming, decreased slightly primarily due to decreased sales to one significant customer. Sales in the aerospace market improved as the combined sales of two existing customers increased approximately $8 million over last year. Medical/scientific instrumentation sales increased significantly due to the inclusion in fiscal 2007 of a full year of sales from the Company’s newest subsidiary, Sparton Medical Systems, Inc. (SMS). Medical/scientific instrumentation sales of $59,754,000 in fiscal 2007 included $48,380,000 of sales contributed by SMS. At June 30, 2007 and 2006, the aggregate government funded backlog was approximately $42 million and $41 million, respectively. A majority of the June 30, 2007, backlog is expected to be realized in the next 12-15 months. Commercial orders are not included in the backlog.
The majority of the Company’s sales come from a small number of customers. Sales to our six largest customers, including government sales, accounted for approximately 74% and 77% of net sales in fiscal 2007 and 2006, respectively. Bally, an industrial customer, accounted for 12% and 20% of our sales in fiscal 2007 and 2006, respectively. One aerospace customer, Honeywell, with several facilities to which the Company supplies product, provided 18% and 19% of our sales for the years ended June 30, 2007 and 2006, respectively. Siemens Diagnostics (formerly Bayer), a key medical device customer of SMS, contributed 18% of total sales during fiscal 2007.
Operating losses of $12,196,000 and $1,918,000 were reported for fiscal years ended June 30, 2007 and 2006, respectively. Overall, the gross profit percentage for the year ended June 30, 2007, was 3.0%, a decrease from 8.2% for the same period last year. The gross profit percentage for the fourth quarter was 2.1%, down from 7.7% for the same period last year. Gross profit varies from period to period and can be affected by a number of factors, including product mix, production efficiencies, capacity utilization, and new product introduction costs, all of which impacted fiscal 2007 performance. Included in the governmental sales of $29,677,000 were approximately $22,013,000 of sales with no or minimal margin. Reflected in gross profit for the years ended June 30, 2007 and 2006, were charges of $2,740,000 and $1,789,000, respectively, resulting from changes in contract estimates, primarily related to design and production issues on certain development and production programs. Of these charges, $717,000 and $903,000 were incurred in the fourth quarter of fiscal 2007 and 2006, respectively. The programs are loss contracts and the Company recognized the entire estimated losses, or changes in estimated losses, as of June 30, 2007 and 2006. While some of these programs were completed and shipped by June 30 of this fiscal year, there is $2.3 million of sonobuoy backlog remaining with no margin, and $15.6 million with minimal expected profit margin, all of which are anticipated to be completed and shipped during fiscal 2008. In addition, competitive pricing issues related to one industrial customer reduced margins by approximately $1 million on similar sales in the prior year. The lower margins associated with this customer are expected to continue. Finally, production and program issues related to an aerospace contract at one facility resulted in approximately $14,346,000 of sales in fiscal 2007 at essentially no margin. The various issues related to this poor performance are being addressed. The Company anticipates repricing as well as changes in manufacturing processes will improve overall margin performance going forward.
Gross profit margin in fiscal 2007 was also adversely impacted by increased pension expense. In the fourth quarter of the year, $922,000 of additional pension expense associated with a pro rata settlement adjustment was recorded as a result of lump-sum benefit distributions. This expense was in addition to the normal and anticipated periodic pension expense of $497,000 for fiscal 2007. Pension expense totaled $1,419,000 and $548,000, of which approximately $1,291,000 and $494,000 was included in costs of goods sold, for the fiscal years 2007 and 2006, respectively.
In summary, fiscal 2007 results were very disappointing and substantially below expectations established at the beginning of the fiscal year primarily for the following reasons:
-Approximately $36 million of sales occurred with no or minimal margin. These same sales, assuming a 10% margin, would have generated a margin of $3.6 million or more if executed as expected.
-Gross margins were further reduced by approximately $4 million due to pricing issues on several programs, as well as sonobuoy program cost escalation and changes in estimates.
-Operations and costs of closing the Deming, New Mexico facility reduced our expected gross margin by approximately $1.9 million.
-Losses at our Vietnam facility reduced gross margin by an additional amount of approximately $1.5 million.
-Higher than anticipated pension expense of approximately $1 million further adversely impacted gross margins.
We remain focused on addressing the underlying causes of the above issues. Upon completion of the remaining sonobuoy backlog of approximately $18 million of no or minimal margin contracts and the expansion of the ERAPSO joint venture, the sonobuoy program issues that have adversely impacted our financials are anticipated to be completed. We are reviewing several low or no margin commercial programs either through repricing the programs and/or seeking reimbursement of prior out of scope costs that have occurred. The Vietnam operations have suffered since inception from lower than expected sales. While several new programs should be in startup in Vietnam in fiscal 2008, additional sales are still needed for that plant to reach profitability. Additionally, pension expense in the future is expected to return to more historical levels. Finally, we are continuing to review and address the internal plant performance issues that surfaced in fiscal 2007. Additional resources, training and overview are now in place.
Selling and administrative expenses for fiscal 2007 increased primarily due to the inclusion of a full year of costs for SMS, compared to one month of activity in fiscal 2006. The remainder of the increase in selling and administrative expenses primarily relates to minor and expected increases in various categories, such as wages, employee benefits, insurance, and other items. Results also include $482,000 and $39,000 for fiscal 2007 and 2006, respectively, of amortization expense related to the purchase of SMS. Operating income (loss) also includes charges related to the New Mexico environmental remediation effort. Included in EPA related-net of environmental remediation in fiscal 2007 is a one-time $225,000 insurance settlement received in October 2006. Net gain on sale of property, plant and equipment in fiscal 2007 includes a gain of $190,000 on the sale of undeveloped land in New Mexico.
Interest and investment income decreased $916,000 to $201,000 in fiscal 2007. This decrease was due to decreased funds available for investment and a loss from sale of investment securities. Substantially all of the Company’s investment securities portfolio was liquidated during fiscal 2007, primarily to fund the operating losses, additions to property, plant and equipment, repayment of debt, and repurchases of common stock. Interest expense of $1,050,000 (net of capitalized interest of $60,000) and $98,000 in fiscal 2007 and 2006, respectively, is primarily a result of the debt incurred for, and acquired in, the purchase of SMS. Other income (expense) — net was $245,000 and $583,000 in fiscal 2007 and 2006, respectively. Other-net in fiscal 2007 and 2006 includes $233,000 and $586,000, respectively, of net translation and transaction gains. Equity investment income from one of the Company’s investment also contributed $425,000 in fiscal 2007 compared to $21,000 in fiscal 2006.
Net loss for the fourth quarter of fiscal 2007 was $(1,633,000), ($(0.17) per share basic and diluted), compared to net income of $468,000 ($0.05 per share basic and diluted) last year. After provision for applicable income taxes the Company reported a net loss of $7,769,000 ($(0.79) per share, basic and diluted) in fiscal 2007, compared to net income of $98,000 ($0.01 per share, basic and diluted) in fiscal 2006. Management is focused daily on taking the actions necessary to aggressively address the issues that have negatively impacted our performance in fiscal 2007.
In January 2007, Sparton announced its commitment to close the Deming, New Mexico facility. The closure of that plant was completed during the quarter ended March 31, 2007. At closing, some equipment from this facility related to operations performed at other Sparton locations was relocated to those facilities for use in ongoing production activities. The land, building, and remaining assets were sold. The agreement for the sale of the Deming land, building, equipment and applicable inventory was signed at the end of March 2007 and involved several separate transactions. The sale of the inventory and equipment for $200,000 was completed on March 30, 2007. The sale of the land and building for $1,000,000 closed on July 20, 2007. The property, plant, and equipment of the Deming facility was substantially depreciated, with the ultimate sale of this facility completed at a net gain of approximately $850,000, with the entire amount of the gain being recognized in the first quarter of fiscal 2008.
In the first quarter of fiscal 2006, a $0.10 per share cash dividend, totaling approximately $889,000, was paid to shareowners on October 5, 2005. In October 2005, the Company declared a 5% stock dividend, which was distributed January 13, 2006, to shareowners of record on December 21, 2005. On October 25, 2006, the Company declared another 5% stock dividend, which was distributed January 19, 2007, to shareowners of record on December 27, 2006. The Company currently has a bank line of credit totaling $20.0 million, of which $1.0 million has been borrowed as of June 30, 2007, and a bank loan totaling $8.0 million. In addition, there are notes payable totaling $5.8 million outstanding to the former owners of Astro, as well as $2.2 million of Industrial Revenue Bonds.
At June 30, 2007, the Company had $86,480,000 in shareowners’ equity ($8.81 per share), $52,339,000 in working capital, and a 2.60:1 working capital ratio. The Company believes it has sufficient liquidity for its anticipated needs over the next 12-18 months. Such resources may include the use of our line of credit.
The Board of Directors has scheduled Wednesday, October 24, 2007, as the date for the Sparton Annual Shareowners’ Meeting. The meeting will be held at the Ella Sharp Museum of Art and History, 3225 Fourth Street, Jackson, Michigan 49203 starting at 10:00 am. Sparton expects to mail the annual report to shareowners in late September.

Quarter ended June 30:	2007	2006

Net sales	$50,987,000	$50,503,000

Gross profit	$1,051,000	$3,890,000

Net income (loss)	$(1,633,000)	$468,000

Earnings (loss) per share
Basic and diluted	$(0.17)	$0.05

Year ended June 30:	2007	2006

Net sales	$200,086,000	$170,805,000

Gross profit	$5,957,000	$14,052,000

Net income (loss)	$(7,769,000)	$98,000

Earnings (loss) per share
Basic and diluted	$(0.79)	$0.01

Notes:

(1)	Basic earnings per share are computed using the weighted average number of shares outstanding as follows — for the quarters ended June 30, 2007 and 2006, 9,802,837 and 9,865,827, respectively; for the years ended June 30, 2007 and 2006, 9,817,972 and 9,806,099, respectively.

(2)	Per share income reflects the effect of the 5% stock dividends declared in October 2006 and 2005.
The Company will host a webcast to review its Fiscal 2007 performance. The webcast is scheduled for Tuesday, September 18, 2007 at 3:00 p.m. EDT to discuss the financial results and the initiatives under way to bring about improvement. For further information, please visit our website, www.sparton.com, the information is available under the “News & Events” link.
This release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including, but not limited to, industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-K for the year ended June 30, 2007, and it’s other filings with the Securities and Exchange commissions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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